Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Doug Guarino, Director of Corporate Relations 781 647 3900
Alere Inc. Announces Offering of $350 Million of Senior Subordinated Notes
WALTHAM, Mass., September 13, 2010 — Alere Inc. (NYSE: ALR) announced today that it intends to offer $350 million of senior subordinated notes due 2018 through a private placement, subject to market and other conditions. Alere intends to use the net proceeds from the offering for working capital and other general corporate purposes.
The private placement, which is expected to commence immediately, will be to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in compliance with Regulation S under the Securities Act. The notes are not being registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the expected offering and the use of proceeds. These statements reflect Alere’s current views with respect to future events and are based on management’s current assumptions and information currently available. Actual results may differ materially due to numerous factors including, without limitation, risks associated with market and economic conditions. Alere undertakes no obligation to update any forward-looking statements contained herein.